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FROST & JACOBS                                          EXHIBIT 5

2500 PNC CENTER     201 EAST FIFTH STREET      POST OFFICE BOX 5715

CINCINNATI, OHIO  45201-5715                        (513) 651-6800


                                August 10, 1995

Cincinnati Microwave, Inc.
One Microwave Plaza
Cincinnati, Ohio  45249

        Re:     Cincinnati Microwave, Inc.
                Form S-3 Registration Statement

Gentlemen:

        We are counsel for Cincinnati Microwave, Inc., an Ohio corporation (the "Company"), which is named as the registrant in the Registration Statement on Form S-3 which is being filed on or about August 11, 1995 with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 4,600,000 common shares, without par value (the "Common Shares"), of the Company.

        With respect to the Common Shares being registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that the Common Shares (when issued and paid for pursuant to the terms of the Underwriting Agreement to be entered into among the Company, the Selling Shareholder and the Underwriters) will be validly issued, fully paid and nonassessable.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                                        Very truly yours,


                                        /s/ Frost & Jacobs

0228117.01

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